EXHIBIT 4.7

CUSTODIAN AGREEMENT

This Custodian Agreement (the “Agreement”) is dated as of June 16, 2006, and is made by DUNHAM TRUST COMPANY, 1 East Liberty Street, Sixth Floor, Reno, NV 89504, as custodian (the “Custodian”), CREDIT SUISSE, CAYMAN ISLANDS BRANCH as Collateral Agent (the “Agent”) under the Credit Agreement, as defined below, JACOBS ENTERTAINMENT, INC., a Delaware corporation as the Borrower under the Credit Agreement (“Jacobs”) and BLACKHAWK GAMING & DEVELOPMENT COMPANY, INC., a Colorado corporation (“Black Hawk” and, together with Jacobs, the “Pledgors” under the Pledge Agreement (as defined below)). Capitalized terms used herein without definition have the meanings assigned thereto in the Pledge Agreement.

RECITALS

A.                                   Jacobs, as Borrower, and the Agent, as Issuing Bank, Administrative Agent for the Lenders and Collateral Agent for the Secured Parties and the Issuing Bank, the several lenders from time to time thereto, as Lenders, CIBC World Markets Corp., as Syndication Agent, Wells Fargo Bank, National Association, as Documentation Agent and as Swingline Lender, and CIT Lending Services Corporation, as Documentation Agent, have entered into that certain Credit Agreement, dated as of June 16, 2006 (the “Credit Agreement”), pursuant to which the Lenders have agreed to make certain loans and Issuing Bank has agreed to issue letters of credit to Jacobs in an aggregate amount of $100,000,000;

B.                                     In addition to the Credit Agreement, Jacobs and Black Hawk, each in its capacity as a Pledgor, and Agent, have executed that certain Pledge Agreement, dated as of June 16, 2006 (the “Pledge Agreement”). The Pledgors have agreed, as security for the Secured Obligations, to pledge certain property as collateral, including the stock described on Schedule A attached hereto and incorporated herein by this reference (the “Pledged Nevada Stock”); and

C.                                     In order to conform to the requirements of the Nevada Gaming Control Act, as codified in Chapter 463 of the Nevada Revised Statutes, and the regulations of the Nevada Gaming Commission (“Commission”) promulgated thereunder (collectively, the “Nevada Gaming Laws”), it is necessary for the Agent to appoint an agent in the State of Nevada to take possession and maintain custody of the stock evidencing the Pledged Nevada Stock (the “Certificates”) in the State of Nevada, for the purpose of perfecting the security interest in the Pledged Collateral held by the Agent for the benefit of the Lenders under the Pledge Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

APPOINTMENT; TERM

1.01                           Appointment of Custodian. The Agent hereby appoints the Custodian as the Agent’s representative in the State of Nevada to hold the Certificates on behalf of the Agent pursuant to the terms of this Agreement and hereby vests in the Custodian the right to hold custody of the Certificates within the State of Nevada as required by applicable Nevada Gaming Laws. The Custodian hereby accepts its appointment as Agent’s representative in the State of Nevada, agrees to maintain custody of the Certificates at a location within the State of Nevada (the “Nevada Collateral Location”), and agrees to act at the direction of the Agent with respect to any or all of the Pledged Nevada Stock, subject to the terms and conditions hereof. The Custodian shall notify the Pledgors of the initial Nevada Collateral Location and at least thirty (30) days prior to any change of such location, shall notify the Pledgors of any such change during the term of this Agreement or upon the termination of this Agreement, and shall make the Certificates available for inspection by agents or employees of the Nevada State Gaming Control Board immediately upon request during normal business hours.

1.02                           Term. The Custodian may terminate this Agreement upon thirty (30) days prior written notice to the Agent and to the Pledgors, and the Agent may terminate this Agreement upon thirty (30) days written notice to the Custodian and the Pledgors advising of the impending change in the Nevada Collateral Location. Upon termination of this Agreement, if the Custodian has not previously released the Certificates in accordance with this Agreement, the Custodian shall deliver the Certificates to such person as shall be designated in writing by the Agent (and approved in writing by the Pledgors) or by order of any court of competent jurisdiction and this Agreement shall continue in full force and effect until such time. Notwithstanding the foregoing, so long as one of the entities whose equity interests constitutes any part of the Pledged Nevada Stock holds a license or registration issued by the Nevada Gaming Commission, the Certificates may not be surrendered by the Custodian to any party other than the Pledgors (to the extent permitted by the Agent) or a successor custodian in Nevada without the prior approval of the Nevada Gaming Commission or the Nevada State Gaming Control Board, as applicable.

1.03                           Fees. Each of the parties hereto agrees that Pledgors shall be solely responsible for paying Custodian’s fees as set forth in Schedule B hereto, and for reimbursing Custodian for its out-of-pocket expenses incurred in connection with the rendering of custodial services under this Agreement.

2

ARTICLE II

DUTIES OF CUSTODIAN

2.01                           Purpose of Custody. The Custodian has been engaged as Agent’s representative in the State of Nevada in order to comply with the requirements of applicable Nevada Gaming Laws respecting the Pledged Nevada Stock such that the Certificates are required to be maintained at a location within the State of Nevada.

2.02                           Obligations of Custodian. The Custodian agrees that it shall accept instructions or directions with respect to the Certificates solely from the Agent, and shall disregard any conflicting instructions or directions from the Pledgors, or their affiliates; provided, however, that the Custodian shall forward to the Pledgors a copy of any such instructions or directions received from the Agent within two (2) business days of its receipt thereof; provided, further however, that the failure to forward such instructions or directions to the Pledgors shall not affect the Custodian’s right and obligation to comply with such instructions or directions. The Custodian may act in good faith reliance upon any instruction, direction, instrument, or signature reasonably believed to be that of the Agent or an authorized agent, employee, or representative thereof in connection with this Agreement or any notice pursuant hereto, or the Certificates.

2.03                           Indemnification. The Pledgors hereby indemnify and hold harmless the Custodian from any claims, demands, losses, or liabilities (including reasonable attorneys’ fees) arising out of or related to any action or inaction of the Custodian with respect to the Certificates in respect of any instruction or direction given by the Agent, except for any claims, demands, losses, or liabilities resulting from the gross negligence or willful misconduct of the Custodian. Notwithstanding anything herein to the contrary, Custodian shall not be liable for consequential or punitive damages relating to its activities under this Agreement.

ARTICLE III

MISCELLANEOUS

3.01                           Notices. All notices to the Custodian shall be given to it at its address in the preamble hereto. All notices to the Agent and the Pledgors hereunder shall be given to them at the following addresses:

Agent:	Credit Suisse, Cayman Islands Branch
11 Madison Avenue
New York, NY 10010
Attn: Thomas Lynch
Tel: (212) 325 - 9205
Fax: (212) 325 – 8304

3

Pledgors:	Jacobs Entertainment, Inc.
Blackhawk Gaming & Development Company, Inc.
P.O. Box 25
240 Main Street
Black Hawk, Colorado 80422
Attn: Chief Financial Officer
Tel: (303) 582-1117
Fax: (303) 582-0239

Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three business days after depositing it in the United States mail with postage prepaid and properly addressed.

3.02                           Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

3.03                           Governing Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Nevada applicable to contracts made and performed in such state, except as otherwise required by mandatory provisions of law.

3.04                           Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

[signatures on following page]

4

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first above written.

DUNHAM TRUST COMPANY, as Custodian

By:
Name:
Title:

CREDIT SUISSE,
CAYMAN ISLANDS BRANCH, as Agent

By:
Name:
Title:

JACOBS ENTERTAINMENT, INC., as a Pledgor

By:	/s/ Jeffrey P. Jacobs
Name:	Jeffrey P. Jacobs
Title:	Chief Executive Officer

BLACK HAWK GAMING & DEVELOPMENT
COMPANY, INC., as a Pledgor

By:	/s/ Stephen R. Roark
Name:	Stephen R. Roark
Title:	President

Schedule A

Pledged Collateral

Pledgor	Issuer of Pledged Nevada Stock	Number of Shares	Class	Certificate Number(s)	Jurisdiction of Incorporation of Issuer of Pledged Nevada Stock
Black Hawk Gaming & Development Company, Inc.	Gold Dust West Casino, Inc.	100	Common	1	Nevada
Jacobs Entertainment, Inc.	Jacobs Pinon Plaza Entertainment, Inc.	100	Common	1	Nevada
Jacobs Entertainment, Inc.	Black Hawk Gaming & Development Copmany, Inc.	1000	Capital	2	Colorado
Jacobs Entertainment, Inc.	Jacobs Elko Entertainment, Inc.	100	Common	1	Nevada

Schedule B

Custodian’s Fees

$2,000.00 annually for holding the Certificates as Custodian under this Agreement.